Exhibit 1.1

WAIVER AGREEMENT

This Waiver Agreement, dated as of September __, 2022 (this “Agreement”), is entered into by and among Greenwave Technology Solutions, Inc. (“Borrower”) and the Holder identified on the signature page hereto (the “Holder”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Notes (defined below).

RECITALS

WHEREAS, on November 30, 2021, Borrower issued an aggregate of approximately Thirty Seven Million Seven Hundred Thousand Dollars ($37,700,000) face amount of Senior Secured Convertible Notes (the “Notes”) to certain accredited investors (including the Holder)(collectively, the “Holders”);

WHEREAS, the terms of the Notes provide that the Company register with the Commission for resale the shares issuable upon conversion of the Notes and upon exercise of the Warrants;

WHEREAS, pursuant to Section 2(d) of the Registration Rights Agreement, if the Registration Statement is not filed or effective within a specified time period, certain liquidated damages would be due to the Purchasers; and

WHEREAS, the Borrower desires a waiver from the Holder, such that any liquidated damages payable would be paid in the form of a warrant in the form of Exhibit A hereto (the “Warrant”), rather than in cash; and

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Waiver. The Holder hereby agrees that in lieu of any cash liquidated damages payable to the Holder which have accrued up to and including the date hereof, the Holder will accept as full and final payment of any obligation due by Borrower to the Holder, the Warrant. The Warrant will be initially exercisable for the number of shares of Common Stock as set forth on the Holder’s signature page attached hereto. The Company and the Holder each hereby acknowledge and agree that neither this Agreement nor the transactions contemplated hereby constitute material non-public information about the Company. Accordingly, the Holder is not subject to any confidentiality obligations nor any duty not to trade in any securities of the Company, in each case by reason of this Agreement.

2. Registration Rights. On or prior to the thirtieth (30) calendar day following the date hereof, the Company will file a registration statement on Form S-1 covering the resale of all of the shares issuable upon exercise of the Warrant that are not then registered on an effective Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415. The Company shall use its best efforts to cause such registration statement to be declared effective under the Securities Act as promptly as possible after the filing thereof, and shall use its best efforts to keep such registration statement continuously effective under the Securities Act until the date that all shares issuable upon exercise of the Warrant covered by such registration statement (i) have been sold, thereunder or pursuant to Rule 144, or (ii) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144, as determined by the counsel to the Company pursuant to a written opinion letter to such effect, addressed and acceptable to the Transfer Agent and the affected Holder.

3. Amendment of Warrant. The Borrower and the Holder hereby agree that the exercise price set forth in Section 2(b) of the common stock purchase warrant issued to the Holder on November 30, 2021, simultaneously with the issuance of the Notes (the “Existing Warrant”) is hereby reduced from $7.52 (after giving effect to the 1:300 reverse stock split in February 2022) to $5.50, as the same may be further adjusted as set forth in the Existing Warrant.

4. Effect of this Waiver. This Agreement shall only be deemed to be in full force and effect from and after both the execution of this Agreement by the parties hereto and the execution of an agreement substantially identical to this Agreement by the Borrower and Holders, together with the Holder, representing the Required Holders. From and after the time this Agreement is in full force and effect, the provisions set forth herein shall apply to all Holders as if each such Holder were a party to this Agreement, regardless of whether or not any such party signs this Agreement or a substantially identical agreement.

5. Equal Treatment of Holders. No consideration (including any modification of any Transaction Document) shall be offered or paid to any Person to enter into this Agreement unless the same consideration is also offered to all of the parties to such Transaction Documents. Further, the Company shall not make any payment of principal or interest on the Notes in amounts which are disproportionate to the respective principal amounts outstanding on the Notes at any applicable time. For clarification purposes, this provision constitutes a separate right granted to each Holder by the Company and negotiated separately by each Holder, and is intended for the Company to treat the Holders as a class and shall not in any way be construed as the Holders acting in concert or as a group with respect to the purchase, disposition or voting of Securities or otherwise.

6. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, written or oral, with respect to such matters, which the parties acknowledge have been merged into the Agreement.

7. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdictions other than the State of New York. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

8. Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

[Signature page follows]

2

IN WITNESS WHEREOF, the Borrower and the Holder have executed this Agreement as of the date first written above.

BORROWER:

GREENWAVE TECHNOLOGY SOLUTIONS, INC.

By:
Name:	Danny Meeks
Title:	Chief Executive Officer

[Signature Page to Waiver Agreement]

HOLDER:

By:
[NAME OF HOLDER]
Name:
Title:

Liquidated Damages: _See attached____________

Number of shares underlying the Warrant: See attached

[Signature Page to Waiver Agreement]

Liquidated Damages

LEGAL NAME	Total Liquidated Damages and Interest on Liquidated Damages	Warrant Shares
Anson Investments Master Fund LP	$176,014.32	176,015
Iroquois Master Fund Ltd.	$88,007.16	88,008
Iroquois Capital Investment Group LLC	$44,003.58	44,004
Hudson Bay Master Fund Ltd.	$264,021.48	264,022
L1 Capital Global Opportunities Master Fund	$132,010.74	132,011
Intracoastal Capital, LLC	$8,800.72	8,801
Arena Special Opportunities Fund, LP	$46,698.63	46,699
Arena Special Opportunities Partners I, LP	$102,011.09	102,012
Arena Special Opportunities Partners II, LP	$291,326.08	291,327
Sabby Volatility Warrant Master Fund, Ltd.	$264,021.48	264,022
Kingsbrook Opportunities Master Fund LP	$22,001.79	22,002
3i, LP	$132,010.74	132,011
Empery Tax Efficient, LP	$85,648.39	85,649
Empery Debt Opportunity Fund, LP	$198,016.11	198,017
Empery Asset Master, LTD	$156,371.30	156,372
Sixth Borough Capital Fund LP	$22,001.79	22,002
Brio Capital Master Fund, Ltd.	$88,007.16	88,008
Richard Molinsky	$13,201.07	13,202
32 Entertainment LLC	$52,804.30	52,805
Gregory Castaldo	$88,007.16	88,008
Rampart Capital Group, LLC	$88,007.16	88,008
Leonard R. Warner Jr.	$8,800.72	8,801
William Cobb	$8,800.72	8,801
SRAX Inc.	$22,001.79	22,002
Jaime Taicher	$6,600.54	6,601
David Jenkins	$4,400.36	4,401
Ryan Warner	$2,200.18	2,201
James Patrick McIlree	$4,400.36	4,401
Seafield Brothers Holdings, LLC	$4,400.36	4,401
Elizabeth River Recycling LLC	$26,402.15	26,403
Living Full Blast Inc.	$8,800.72	8,801
Leonite Fund I, LP	$44,003.58	44,004
LGH Investments, LLC	$35,202.86	35,203
Joseph Reda	$88,007.16	88,008
The Special Equities Opportunity Fund, LLC	$88,007.16	88,008
Timothy Tyler Berry	$8,800.72	8,801
Michael Scrobe	$2,200.18	2,201